EXHIBIT 99.5

                           CoreComm Holdco, Inc.

                             Offers to Exchange
              (1) Shares of CoreComm Holdco, Inc. Common Stock
               for Shares of Common Stock of CoreComm Limited
       and (2) Shares of CoreComm Holdco, Inc. Common Stock and Cash
     for 6% Convertible Subordinated Notes due 2006 of CoreComm Limited

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YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 8, 2002 (THE "EXPIRATION DATE"), UNLESS EXTENDED. OUTSTANDING SECURITIES TENDERED PURSUANT TO THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFERS.
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                                                        February 8, 2002

To:    Brokers, Dealers, Commercial Banks,
           Trust Companies and Other Nominees:

       CoreComm Holdco, Inc. ("Holdco") is offering, subject to the terms and conditions set forth in the preliminary prospectus, dated February 8, 2002 (the "Prospectus"), and the related Letters of Transmittal, to exchange:

o 1/116.7 of a share of its common stock (rounded up to the nearest whole share for each unaffiliated holder), par value $0.01 per share (the "Holdco Common Stock"), for each validly tendered and accepted share of common stock, par value $0.01 per share (the "Limited Common Stock"), of CoreComm Limited ("Limited"); and

o 3.0349 shares of its common stock (rounded up to the nearest whole share for each unaffiliated holder) and $30.00 in cash (which is equal to the amount of the October 1, 2001 interest payment that has not been paid), net without interest, for each validly tendered and accepted $1,000 in aggregate principal amount of 6% Convertible Subordinated Notes due 2006 (the "Public Notes") of Limited.

       These exchange offers are made upon the terms and subject to the conditions set forth in the Prospectus and in the related Letters of Transmittal.

       We are requesting that you contact your clients for whom you hold shares of Limited Common Stock and/or Public Notes regarding the exchange offers. We are enclosing the following documents for your information and for forwarding to your clients for whom you hold shares of Limited Common Stock and/or Public Notes registered in your name or in the name of your nominee, or who hold such shares and/or notes registered in their own names:

      o    the Prospectus, dated February 8, 2002;

      o the Letters of Transmittal for your use and for the information of your clients;

      o a Notice of Guaranteed Delivery to be used to accept the exchange offers if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

      o a form of letter which may be sent to your clients for whose account you hold shares of Limited Common Stock and/or Public Notes registered in your name or the name of your nominee; and

      o Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

       Unless a holder of the shares of Limited Common Stock and/or Public Notes complies with the procedures described in the Prospectus under "The Exchange Offers -- Guaranteed Delivery Procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the exchange offers:

       o tender the shares of Limited Common Stock and/or Public Notes by sending (1) the certificates representing such shares or notes, in proper form for transfer, (2) the applicable Letter(s) of Transmittal, properly completed and duly executed, with any required signature guarantees, and (3) all other documents required by the Letters of Transmittal, to the Exchange Agent, all in accordance with the instructions set forth in the applicable Letter(s) of Transmittal and in the Prospectus under "The Exchange Offers -- Procedures for Tendering Outstanding Securities"; or

       o tender the shares of Limited Common Stock and/or Public Notes by using the book-entry procedures described in the Prospectus under "The Exchange Offers -- Procedures for Tendering Outstanding Securities" and transmitting the applicable Letter(s) of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message instead of the Letters of Transmittal, to the Exchange Agent.

In order for a book-entry transfer to constitute a valid tender of shares of Limited Common Stock and/or Public Notes in the exchange offers, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of such shares of Limited Common Stock and/or Public Notes into the Exchange Agent's account at The Depository Trust Company prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book- Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of shares of Limited Common Stock and/or Public Notes that the holder has received and has agreed to be bound by the Letters of Transmittal.

       If a registered holder of shares of Limited Common Stock and/or Public Notes wishes to tender the shares of Limited Common Stock and/or Public Notes in the exchange offers, but

      o the certificates for the shares of Limited Common Stock and/or Public Notes are not immediately available, or

      o time will not permit the certificates for the shares of Limited Common Stock and/or Public Notes or other required documents to reach the Exchange Agent before the Expiration Date, or

      o the procedure for book-entry transfer cannot be completed before the Expiration Date,

a tender of shares of Limited Common Stock and/or Public Notes may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offers -- Guaranteed Delivery Procedures."

       Holdco will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of shares of Limited Common Stock and/or Public Notes held by them as nominee or in a fiduciary capacity. Holdco will pay or cause to be paid all transfer taxes applicable to the exchange of shares of Limited Common Stock and Public Notes in the exchange offers, except as set forth in Instruction 12 of the Letters of Transmittal.

         Any inquiries you may have with respect to the exchange offers, or requests for additional copies of the enclosed materials, should be directed to D.F. King & Co., Inc., the Information Agent, at the telephone numbers set forth in the Prospectus.

                                                     Very truly yours,



                                                     CORECOMM HOLDCO, INC.

       NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HOLDCO OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTERS OF TRANSMITTAL.


Enclosure